EXHIBIT 99.1

December 3, 2020

The AZEK Company Announces Fourth Quarter and Full Year Fiscal 2020 Financial Results

Reports Strong Sales Growth and Margin Expansion; Key Initiatives On-Track; Expects Double Digit Sales Growth in Fiscal 2021

FOURTH QUARTER FISCAL 2020 HIGHLIGHTS

•	Consolidated net sales increased 22.4% year-over-year to $263.9 million

•	Residential segment net sales increased 30.0% year-over-year to $232.7 million

•	Net loss of ($64.4) million, largely driven by $102.2 million of IPO and secondary offering related expenses; Net Margin of (24.4%)

•	Adjusted EBITDA increased 25.9% year-over-year to $66.1 million; Adjusted EBITDA Margin expanded 60 basis points to 25.0%

OUTLOOK HIGHLIGHTS

•	First Quarter Fiscal 2021 Outlook – Expecting consolidated net sales growth in the low 20% range year-over-year and Adjusted EBITDA growth in the high 20% range year-over-year

•	Fiscal 2021 Outlook – Expecting consolidated net sales growth of 10% to 14% year-over-year and Adjusted EBITDA growth of mid-teens year-over-year

Chicago, Ill. (BUSINESS WIRE) — The AZEK Company Inc. (the “Company” or “AZEK”) (NYSE: AZEK), an industry-leading manufacturer of beautiful, low-maintenance and sustainable residential and commercial building products, today announced financial results for the fourth quarter and fiscal year ended September 30, 2020 (“Fiscal Year 2020”).

CEO COMMENTS

“I am very proud of our accomplishments in fiscal 2020 as we completed a very important year for AZEK and achieved several key milestones,” commented Jesse Singh, AZEK’s Chief Executive Officer. “During the year, we became a public company, successfully managed through an environment impacted by COVID-19 and delivered strong financial results. Our team has done an outstanding job of executing and we ended the year with strong momentum as our fourth quarter Residential segment growth accelerated and our margins expanded. Importantly, we remain on track with our capacity expansion program and key strategic initiatives of growth through innovation, margin expansion via recycling and AIMS, commitment to ESG, and building on our core strengths of brand, manufacturing, R&D and customer connection. We expect these investments will drive benefits for years to come. Additionally, as part of our ongoing commitment to strong corporate governance and diversity, we recently welcomed three new Board members, including Fumbi Chima, Howard Heckes and Romeo Leemrijse, each of whom brings strong leadership, unique experience and diverse perspectives to help AZEK achieve its long-term objectives.”

“We have made great progress with our recycling initiatives. Through AZEK’s recycling programs, approximately 400 million pounds of scrap and waste were diverted from landfills in fiscal year 2020, an increase from approximately 290 million pounds in fiscal year 2019. During the fourth quarter of fiscal 2020, we implemented a strategic material supply relationship with Berry Plastics and established our FULL-CIRCLE PVC Recycling Program where we are sourcing scrap materials direct from fabrication shops, construction sites and remodeling projects. Additionally, we are proud to have received the 2020 Vinyl Recycling Award from the Vinyl Sustainability Council in recognition of recent recycling innovations in our TimberTech AZEK decking product line.”

“While we continue to operate in an uncertain environment, we remain focused on the health and well-being of our employees, channel partners and customers. Our team continues to execute well against our key strategic initiatives, and we remain optimistic about our long-term growth and margin potential,” concluded Mr. Singh.

FOURTH QUARTER FISCAL 2020 CONSOLIDATED RESULTS

Net sales for the fourth quarter of fiscal 2020 increased by $48.4 million, or 22.4%, to $263.9 million from $215.5 million for the fourth quarter of fiscal 2019. The increase was driven by higher sales growth in our Residential segment. Net sales for the Residential segment increased by 30.0%, partially offset by a decrease in the Commercial segment of 14.4%, in each case as compared to the prior year period.

Gross profit for the fourth quarter of fiscal 2020 increased by $20.8 million, or 29.9%, to $90.3 million from $69.5 million for the fourth quarter of fiscal 2019. Gross margin increased 200 basis points to 34.2%, compared to 32.2% for prior year period. The increase in gross margin was primarily driven by the strong results in the Residential segment during the quarter.

Selling, general and administrative expenses increased by $103.4 million to $149.9 million, or 56.8% of net sales, for the fourth quarter of fiscal 2020 from $46.6 million, or 21.6% of net sales, for the fourth quarter of fiscal 2019. The increase was primarily attributable to stock-based compensation costs of $100.3 million related to our IPO and secondary offering and ongoing public company expenses.

Net loss was ($64.4) million, or ($0.43) per share, for the fourth quarter of fiscal 2020 as compared to net loss of ($0.9) million, or ($0.01) per share, for the fourth quarter of fiscal 2019, primarily due to an increase in selling, general and administrative expenses related to additional stock-based compensation expense as a result of our recent public offerings. Net margin was (24.4%) for the fourth quarter of fiscal 2020 as compared to net margin of (0.4%) for the fourth quarter of fiscal 2019.

Adjusted Net Income was $44.4 million, or $0.29 per diluted share, for the fourth quarter of fiscal 2020 as compared to Adjusted Net Income of $16.8 million, or $0.16 per diluted share, for the fourth quarter of fiscal 2019.

Adjusted EBITDA for the fourth quarter of fiscal 2020 increased by $13.6 million, or 25.9%, to $66.1 million from $52.5 million for the fourth quarter of fiscal 2019. The increase was mainly driven by higher sales in the Residential segment, partially offset by higher COVID-19 related production costs and ongoing public company expenses. Adjusted EBITDA Margin expanded 60 basis points to 25.0% from 24.4% for the prior year period.

FOURTH QUARTER FISCAL 2020 SEGMENT RESULTS

Residential Segment

Net sales for the fourth quarter of fiscal 2020 increased by $53.6 million, or 30.0%, to $232.7 million from $179.0 million for the fourth quarter of fiscal 2019. The increase was primarily attributable to higher sales in our Deck, Rail & Accessories business as well as in our Exteriors business as construction and remodeling activity across geographies and channels were strong. Deck, Rail & Accessories net sales increased approximately 35.0% year-over-year.

Segment Adjusted EBITDA for the fourth quarter of fiscal 2020 increased by $20.1 million, or 37.3% to $74.0 million from $53.9 million for the fourth quarter of fiscal 2019. The increase was mainly driven by higher sales, partially offset by additional expenses related to our capacity expansion, higher COVID-19 related production costs and selling, general and administrative expenses. Segment Adjusted EBITDA Margin expanded 170 basis points to 31.8% from 30.1% for the prior year period.

Commercial Segment

Net sales were $31.3 million for the fourth quarter of fiscal 2020 compared to $36.5 million for the fourth quarter of fiscal 2019, a decrease of $5.3 million, or 14.4%. The Commercial segment has greater exposure to the broader economy, and the business saw net sales decline as the effects of COVID-19 impacted certain end market demand during the quarter.

Segment Adjusted EBITDA was $3.9 million for the fourth quarter of fiscal 2020, compared to $7.1 million for the fourth quarter of fiscal 2019. The decrease was primarily driven by lower sales, partially offset by reductions in selling, general and administrative expenses. Segment Adjusted EBITDA Margin was 12.4% for the fourth quarter of fiscal 2020 as compared to 19.5% for the prior year period.

FULL YEAR FISCAL 2020 RESULTS

Net sales for the year ended September 30, 2020 increased by $105.1 million, or 13.2%, to $899.3 million from $794.2 million for the year ended September 30, 2019. The increase was primarily attributable to higher sales in our Residential segment. Net sales for the year ended September 30, 2020 increased for our Residential segment by 17.7% and decreased for our Commercial segment by 7.7%, in each case as compared to the prior year.

Net loss increased by $102.0 million to a net loss of $122.2 million for the year ended September 30, 2020 compared to net loss of $20.2 million for the year ended September 30, 2019, primarily due to $120.5 million of increased selling, general and administrative expenses related to the recognition of additional stock-based compensation expense as a result of our initial public offering and secondary offering, as well as $37.6 million of expenses related to the extinguishment of debt. Net margin was (13.6%) for the year ended September 30, 2020 as compared to net margin of (2.5%) for the year ended September 30, 2019.

Adjusted Net Income was $72.6 million, or $0.59 per diluted share, for the fiscal year ended September 30, 2020 as compared to Adjusted Net Income of $46.7 million, or $0.43 per diluted share, for the fiscal year ended September 30, 2019.

Adjusted EBITDA for the fiscal year ended September 2020 increased by $33.9 million, or 18.9%, to $213.5 million from $179.6 million for the fiscal year ended September 30, 2019. Adjusted EBITDA Margin expanded 110 basis points to 23.7% from 22.6% a year ago.

FULL YEAR FISCAL 2020 SEGMENT RESULTS

Residential Segment

Net sales of the Residential segment for the year ended September 30, 2020 increased by $115.7 million, or 17.7%, to $771.2 million from $655.4 million for the year ended September 30, 2019. The increase was primarily attributable to higher sales in both our Deck, Rail and Accessories and Exteriors businesses driven by continued market growth, success of new products across the portfolio, as well as the benefit from investments in downstream selling capabilities, retail expansion and pricing.

Segment Adjusted EBITDA of the Residential segment for the year ended September 30, 2020 increased by $49.3 million, or 26.1% to $238.1 million from $188.7 million for the year ended September 30, 2019. The increase was mainly driven by higher sales and net manufacturing productivity improvements, partially offset by COVID-19 related production costs. Segment Adjusted EBITDA Margin expanded 210 basis points to 30.9% from 28.8% for the prior year period.

Commercial Segment

Net sales of the Commercial segment decreased by $10.7 million, or 7.7%, to $128.1 million for the year ended September 30, 2020 from $138.8 million for the year ended September 30, 2019. The decrease was primarily driven by lower sales in our Vycom business, as the effects of COVID-19 impacted certain end market demands.

Segment Adjusted EBITDA of the Commercial segment was $15.1 million for the year ended September 30, 2020, compared to $21.5 million for the year ended September 30, 2019. The decrease was primarily driven by lower sales in the Vycom business, partially offset by lower manufacturing costs and reductions in selling, general and administrative expenses. Segment Adjusted EBITDA Margin was 11.8% for the fourth quarter of fiscal 2020 as compared to 15.5% for the prior year period.

BALANCE SHEET, CASH FLOW and LIQUIDITY

As of September 30, 2020, the Company had cash and cash equivalents of $215.0 million and approximately $129.4 million available for future borrowings under our Revolving Credit Facility. Total debt as of September 30, 2020 was $467.7 million.

Net cash provided by operating activities was $98.4 million and $94.9 million for the fiscal years ended September 30, 2020 and 2019, respectively.

OUTLOOK

“As we look ahead to our fiscal 2021, our outlook is based on current strong demand within our Residential segment end markets, balanced by the uncertain macro-economic environment. We expect continued robust demand within our Residential segment across both our Deck, Rail & Accessories and Exteriors businesses, partially offset by continued weakness in our Commercial segment. We remain encouraged by the favorable demand environment driven by secular trends such as material conversion and outdoor living and our ability to expand capacity as we move through the year” added Mr. Singh.

For the first quarter fiscal 2021 guidance, AZEK expects consolidated net sales growth in the low 20% range year-over-year, driven by strong Residential segment growth partially offset by an expected high-teens decline in the Commercial segment. AZEK is expecting Adjusted EBITDA growth in the high 20% range year-over-year.

For the full year fiscal 2021 guidance, AZEK expects consolidated net sales growth of 10% to 14% year-over-year and Adjusted EBITDA growth in the mid-teens range year-over-year following 19% growth in fiscal 2020. From a segment perspective, AZEK expects Residential segment net sales growth in the range of low to mid-teens year-over-year and Commercial segment net sales declining at a mid-single digit rate year-over-year.

CONFERENCE CALL INFORMATION

AZEK will hold a conference call to discuss the results today, Thursday, December 3, 2020 at 9:00 a.m. (CT).

To access the live conference call, please register for the call in advance by visiting http://www.directeventreg.com/registration/event/5657999. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and unique conference call codes for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investors.azekco.com/events-and-presentations/.

For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the AZEK website or by dialing (800) 585-8367 or (416) 621-4642. The conference ID for the replay is 5657999. The replay will be available until 10:59 p.m. (CT) on December 17, 2020.

ABOUT THE AZEK® COMPANY

The AZEK® Company Inc. is an industry-leading designer and manufacturer of beautiful, low-maintenance residential and commercial building products and is committed to innovation, sustainability and research & development. Headquartered in Chicago, Illinois, the company operates manufacturing facilities in Ohio, Pennsylvania and Minnesota. For additional information, please visit azekco.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this earnings release, including statements regarding future operations are forward-looking statements. In some cases, forward looking statements may be identified by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if,” and similar expressions intended to identify forward-looking statements. In particular, statements about potential new products and product innovation, statements regarding the potential impact of the COVID-19 pandemic, statements about the markets in which we operate, including growth of our various markets and growth in the use of engineered products, and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this earnings release are forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors” set forth in Part I, Item 1A of the Annual Report on Form 10-K for our fiscal year 2020 (our “2020 Annual Report”) and in our other SEC filings. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this earnings release may not occur and actual results may differ materially and adversely from those anticipated or implied in the forward-looking statements. You should read this earnings release with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

These statements are based on information available to us as of the date of this earnings release. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. We disclaim any intention and undertake no obligation to update or revise any of our forward-looking statements after the date of this release to reflect actual results or future events or circumstances whether as a result of new information, future events or otherwise, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

NON-GAAP FINANCIAL MEASURES

To supplement our earnings release and consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or (“GAAP”), we use certain non-GAAP performance financial measures, as described within this earnings release, to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance from management’s view and because we believe they provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry. Our GAAP financial results include significant expenses that are not indicative of our ongoing operations as detailed within this earnings release.

However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our earnings release and our consolidated financial statements prepared and presented in accordance with GAAP.

We define Adjusted Gross Profit as gross profit before depreciation and amortization, business transformation costs and acquisition costs as described below. Adjusted Gross Profit Margin is equal to Adjusted Gross Profit divided by net sales.

We define Adjusted Net Income as net income (loss) before amortization, share-based compensation costs, business transformation costs, acquisition costs, initial public offering costs and certain other costs as described below.

We define Adjusted Diluted EPS as Adjusted Net Income divided by weighted average common shares outstanding – diluted, to reflect the conversion or exercise, as applicable, of all outstanding shares of restricted stock awards, restricted stock units and options to purchase shares of our common stock.

We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax (benefit) expense and depreciation and amortization and by adding to or subtracting therefrom items of expense and income as described above.

Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net sales. Net Leverage is equal to gross debt less cash and cash equivalents, divided by trailing twelve month Adjusted EBITDA. We believe Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage are useful to investors because they help identify underlying trends in our business that could otherwise be masked by certain expenses that can vary from company to company depending on, among other things, its financing, capital structure and the method by which its assets were acquired, and can also vary significantly from period to period. We also add back depreciation and amortization and share-based compensation because we do not consider them indicative of our core operating performance. We believe their exclusion facilitates comparisons of our operating performance on a period-to-period basis. Therefore, we believe that showing gross profit and net income, as adjusted to remove the impact of these expenses, is helpful to investors in assessing our gross profit and net income performance in a way that is similar to the way management assesses our performance. Additionally, EBITDA and EBITDA margin are common measures of operating performance in our industry, and we believe they facilitate operating comparisons. Our management also uses Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin in conjunction with other GAAP financial measures for planning purposes, including as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. Management considers Adjusted Gross Profit and Adjusted Net Income as useful measures because our cost of sales includes the depreciation of property, plant and equipment used in the production of products and the amortization of various intangibles related to our manufacturing processes. Further, management considers Net Leverage as a useful measure to assess our borrowing capacity.

Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	These measures do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

•	These measures do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	Adjusted EBITDA and Adjusted EBITDA Margin do not reflect our income tax expense or the cash requirements to pay our taxes;

•

Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude the expense of depreciation, in the case of Adjusted Gross Profit and Adjusted EBITDA, and amortization, in each case, of our assets, and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;

•

Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude the expense associated with our equity compensation plan, although equity compensation has been, and will continue to be, an important part of our compensation strategy;

•

Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA exclude certain business transformation costs, acquisition costs and other costs, each of which can affect our current and future cash requirements; and

•

Other companies in our industry may calculate Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, none of these metrics should be considered indicative of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Segment Adjusted EBITDA

Depending on certain circumstance, Segment Adjusted EBITDA may be calculated differently, from time to time, than our Adjusted EBITDA and Adjusted EBITDA Margin, which are further discussed under the heading “Non-GAAP Financial Measures.” Segment Adjusted EBITDA represents a measure of segment profit reported to our chief operating decision maker for the purpose of making decisions about allocating resources to a segment and assessing its performance. For more information regarding how Segment Adjusted EBITDA is determined, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Results of Operations” set forth in Part II, Item 7 of our 2020 Annual Report and our Consolidated Financial Statements and related notes included in our 2020 Annual Report.

The AZEK Company Inc.

Consolidated Balance Sheets

(In thousands of U.S. dollars, except for share and per share amounts)

	As of September 30,
	2020	2019
ASSETS:
Current assets:
Cash and cash equivalents	$215,012	$105,947
Trade receivables, net of allowances	70,886	52,623
Inventories	130,070	115,391
Prepaid expenses	8,367	6,037
Other current assets	360	10,592

Total current assets	424,695	290,590

Property, plant and equipment, net	261,774	208,694
Goodwill	951,390	944,298
Intangible assets, net	292,374	342,418
Other assets	1,623	2,263

Total assets	$1,931,856	$1,788,263

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$42,059	$47,479
Accrued rebates	30,362	22,733
Accrued interest	1,103	13,578
Current portion of long-term debt obligations	—	8,304
Accrued expenses and other liabilities	50,516	47,903

Total current liabilities	124,040	139,997
Deferred income taxes	21,260	34,003
Finance lease obligations — less current portion	10,910	11,181
Long-term debt — less current portion	462,982	1,103,313
Other non-current liabilities	8,776	9,746

Total liabilities	$627,968	$1,298,240
Commitments and contingencies (Note 17)
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares
issued and outstanding at September 30, 2020 and September 30, 2019, respectively	—	—
Class A common stock, $0.001 par value; 1,100,000,000 shares authorized, 154,637,240 shares issued and outstanding at September 30, 2020, and 75,093,778 issued and outstanding at September 30, 2019	155	75
Class B common stock, $0.001 par value; 100,000,000 shares authorized, 100 shares issued and outstanding at September 30, 2020, and 33,068,963 issued and outstanding at September 30, 2019	—	33
Additional paid-in capital	1,587,208	652,493
Accumulated deficit	(283,475)	(162,578)

Total stockholders’ equity	1,303,888	490,023

Total liabilities and stockholders’ equity	$1,931,856	$1,788,263

The AZEK Company Inc.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands of U.S. dollars, except for share and per share amounts)

	Three Months Ended September 30,		Years Ended September 30,
	2020	2019	2020	2019
Net sales	$263,920	$215,534	$899,259	$794,203
Cost of sales	173,656	146,058	603,209	541,006

Gross profit	90,264	69,476	296,050	253,197
Selling, general and administrative expenses	149,945	46,584	308,275	183,572
Other general expenses	1,900	2,921	8,616	9,076
Loss on disposal of plant, property and equipment	510	23	904	1,495

Operating income (loss)	(62,091)	19,948	(21,745)	59,054

Other expenses:
Interest expense	6,297	19,992	71,179	83,205
Loss on extinguishment of debt	49	—	37,587	—

Total other expenses	6,346	19,992	108,766	83,205

Income (loss) before income taxes	(68,437)	(44)	(130,511)	(24,151)
Income tax expense (benefit)	(4,078)	876	(8,278)	(3,955)

Net income (loss)	$(64,359)	$(920)	$(122,233)	$(20,196)

Net income (loss) per common share:
Basic and Diluted	$(0.43)	$(0.01)	$(1.01)	$(0.19)

Comprehensive income (loss)	$(64,359)	$(920)	$(122,233)	$(20,196)

Weighted average shares used in calculating net income (loss) per common share:
Basic and Diluted	150,040,704	108,162,741	120,775,717	108,162,741

The AZEK Company Inc.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

	Years Ended September 30,
	2020	2019	2018
Operating activities:
Net income (loss)	$(122,233)	$(20,196)	$6,745
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation expense	44,637	33,703	26,293
Amortization expense	55,144	60,226	51,372
Non-cash interest expense	6,994	3,986	3,339
Deferred income tax benefit	(10,110)	(5,321)	(24,125)
Non-cash compensation expense	117,084	4,564	3,542
Fair value adjustment for contingent consideration	—	53	(1,810)
Loss on disposition of property, plant and equipment	904	1,495	791
Bad debt provision	512	383	176
Loss on extinguishment of debt	37,587	—	—
Changes in operating assets and liabilities:
Trade receivables	(17,656)	(9,015)	2,211
Inventories	(12,146)	(4,492)	953
Prepaid expenses and other current assets	1,035	(4,550)	3,460
Accounts payable	(4,361)	11,679	4,398
Accrued expenses and interest	2,664	20,376	(12,839)
Other assets and liabilities	(1,694)	1,981	2,796

Net cash provided by (used in) operating activities	98,361	94,872	67,302
Investing activities:
Purchases of property, plant and equipment	(95,594)	(63,006)	(42,758)
Proceeds from sale of property, plant and equipment	253	71	60
Acquisitions, net of cash acquired	(18,453)	—	(292,984)

Net cash provided by (used in) investing activities	(113,794)	(62,935)	(335,682)

Financing activities:
Proceeds from initial public offering, net of related costs	820,467	—	—
Proceeds from 2025 Senior Notes	346,500	—	—
Redemption of 2021 and 2025 Senior Notes	(665,000)	—	—
Payments of debt extinguishment costs related to 2021 and 2025 Senior Notes	(24,938)	—	—
Proceeds under Revolving Credit Facility	129,000	40,000	30,000
Payments under Revolving Credit Facility	(129,000)	(40,000)	(30,000)
Proceeds from long-term debt	—	—	224,438
Payments on long-term debt obligations	(341,958)	(8,304)	(7,167)
Payments of financing fees related to Term Loan Agreement	—	—	(5,179)
Payments of debt issuance costs related to 2025 Senior Notes	(7,754)	—	—
Proceeds (repayments) of finance lease obligations	(807)	1,405	(656)
Payments of Ultralox contingent consideration	—	(2,000)	—
Payments of initial public offering related costs	—	(584)	—
Redemption of capital contributions prior to initial public offering	(3,553)	(101)	(2,694)
Capital contributions prior to initial public offering	1,500	1,311	40,000
Exercise of vested stock options	41	—	—

Net cash provided by (used in) financing activities	124,498	(8,273)	248,742

Net increase (decrease) in cash and cash equivalents	109,065	23,664	(19,638)

Cash and cash equivalents at beginning of period	105,947	82,283	101,921

Cash and cash equivalents at end of period	$215,012	$105,947	$82,283

Supplemental cash flow disclosure:
Cash paid for interest, net of amounts capitalized	$76,670	$78,807	$65,050
Cash paid for income taxes, net	1,376	1,252	622
Supplemental non-cash investing and financing disclosure:
Capital expenditures in accounts payable at end of period	$2,089	$3,674	$4,983
Property, plant and equipment acquired under finance lease obligations	966	1,637	7,045
Non-cash equity contribution	—	—	2,475

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

	Three Months Ended September 30,		Years Ended September 30,
	2020	2019	2020	2019
(In thousands)
Net income (loss)	$(64,359)	$(920)	$(122,233)	$(20,196)
Interest expense	6,297	19,992	71,179	83,205
Depreciation and amortization	24,556	24,295	99,781	93,929
Tax expense (benefit)	(4,078)	876	(8,278)	(3,955)
Stock-based compensation costs	100,348	845	120,517	3,682
Business transformation costs (1)	159	3,952	594	16,560
Acquisition costs (2)	58	454	1,596	4,110
Initial public offering and Secondary offering costs (3)	1,900	2,921	8,616	9,076
Other costs (4)	1,139	85	4,154	(6,845)
Capital structure transaction costs (5)	49	—	37,587	—

Total adjustments	130,428	53,420	335,746	199,762

Adjusted EBITDA	$66,069	$52,500	$213,513	$179,566

	Three Months Ended September 30,		Years Ended September 30,
	2020	2019	2020	2019
Net income (loss)	(24.4)%	(0.4)%	(13.6)%	(2.5)%
Interest expense	2.4	9.3	7.9	10.5
Depreciation and amortization	9.3	11.3	11.1	11.8
Tax expense (benefit)	(1.5)	0.4	(0.09)	(0.5)
Stock-based compensation costs	38.0	0.4	13.4	0.5
Business transformation costs	0.1	1.8	0.1	2.1
Acquisition costs	—	0.2	0.2	0.5
Initial public offering and Secondary offering costs	0.7	1.4	0.9	1.1
Other costs	0.4	—	0.4	(0.9)
Capital structure transaction costs	—	—	4.2	—

Total adjustments	49.4%	24.8%	37.3%	25.1%

Adjusted EBITDA Margin	25.0%	24.4%	23.7%	22.6%

(1)

Business transformation costs reflect consulting and other costs related to repositioning of our brands of $0.3 million and $4.3 million for fourth quarter 2019, and for fiscal year 2019, respectively, compensation costs related to the transformation of the senior management team of $0.2 million, $0.4 million, $0.4 million, $2.3 million for fourth quarters 2020 and 2019, and for fiscal years 2020 and 2019, respectively, costs related to the relocation of our corporate headquarters of $0.2 million and $2.0 million for fourth quarter 2019 and for fiscal year 2019, respectively, start-up costs of our new recycling facility of $2.4 million and $5.3 million for fourth quarter 2019 and for fiscal year 2019, respectively, and other integration-related costs of $0.7 million and $2.7 million for fourth quarter 2019 and for the fiscal year 2019, respectively.

(2)

Acquisition costs reflect costs directly related to completed acquisitions of $0.1 million and $0.5 million, $0.9 million and $4.1 million for fourth quarters 2020 and 2019, and for fiscal years 2020 and 2019, respectively and inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition of $0.7 million for fiscal year 2020.

(3)	Initial public offering costs includes $1.4 million in fees related to the Secondary offering of our Class A common stock completed in fiscal year 2020.
(4)

Other costs reflect costs for legal expenses of $0.5 million, $0.2 million, $0.9 million and $0.9 million for fourth quarters 2020 and 2019, and for fiscal years 2020 and 2019, respectively, reduction in workforce costs of $0.4 million for fiscal year 2020, income from an insurance recovery of legal loss of $7.7 million for fiscal year 2019, and costs related to an incentive plan associated with the initial public offering of $0.6 million and $2.9 million for fourth quarter 2020 and for fiscal year 2020, respectively.

(5)

Capital structure transaction costs include loss on extinguishment of debt of $0.1 million for 2025 Senior Notes for fourth quarter 2020 and $1.9 million for the 2021 Senior Notes and $35.7 million for the 2025 Senior Notes for fiscal year 2020.

Adjusted Gross Profit and Adjusted Gross Profit Margin Reconciliation

	Three Months Ended September 30,		Years Ended September 30,
	2020	2019	2020	2019
(In thousands)
Gross Profit	$90,264	$69,476	$296,050	$253,197
Depreciation and amortization (1)	15,813	14,884	62,276	56,398
Business transformation costs (2)	—	2,355	—	5,263
Acquisition costs (3)	—	—	665	—
Other costs (4)	—	—	75	—

Adjusted Gross Profit	$106,077	$86,715	$359,066	$314,858

	Three Months Ended September 30,		Years Ended September 30,
	2020	2019	2020	2019
Gross Profit	34.2%	32.2%	32.9%	31.9%
Depreciation and amortization	6.0	6.9	6.9	7.1
Business transformation costs	—	1.1	—	0.6
Acquisition costs	—	—	0.1	—
Other costs	—	—	—	—

Adjusted Gross Profit Margin	40.2%	40.2%	39.9%	39.6%

(1)

Depreciation and amortization for the fourth quarters 2020 and 2019, and for fiscal years 2020 and 2019 consists of $9.7 million, $8.1 million, $37.6 million and $28.9 million, respectively, of depreciation and $6.1 million, $6.8 million, $24.7 million and $27.5 million, respectively, of amortization of intangible assets, comprised of intangibles relating to our manufacturing processes.

(2)	Business transformation costs reflect startup costs of our new recycling facility of $2.3 million for the fourth quarter 2019 and $5.3 million for fiscal year 2019.
(3)	Acquisition costs reflect inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition.
(4)	Other costs include reduction in workforce costs of $0.1 million for fiscal year 2020.

Adjusted Net Income and Adjusted Diluted EPS Reconciliation

	Three Months Ended September 30,		Years Ended September 30,
	2020	2019	2020	2019
(In thousands)
Net income (loss)	$(64,359)	$(920)	$(122,233)	$(20,196)
Amortization (1)	13,522	14,747	55,144	60,226
Stock-based compensation costs	100,348	845	120,517	3,682
Business transformation costs (2)	159	3,952	594	16,560
Acquisition costs (3)	58	454	1,596	4,110
Initial public offering and Secondary offering costs (4)	1,900	2,921	8,616	9,076
Other costs (5)	1,139	85	4,154	(6,845)
Capital structure transaction costs (6)	49	—	37,587	—
Tax impact of adjustments (7)	(8,463)	(5,261)	(33,343)	(19,950)

Adjusted Net Income	$44,353	$16,823	$72,632	$46,663

	Three Months Ended September 30,		Years Ended September 30,
	2020	2019	2020	2019
Net income (loss) per common share - diluted	$(0.42)	$(0.01)	$(1.00)	$(0.19)
Amortization	0.09	0.14	0.45	0.56
Stock-based compensation costs	0.65	0.01	0.99	0.04
Business transformation costs	—	0.04	—	0.15
Acquisition costs	—	—	0.01	0.04
Initial public offering and Secondary offering costs	0.01	0.03	0.07	0.08
Other costs	0.01	—	0.03	(0.06)
Capital structure transaction costs	—	—	0.31	—
Tax impact of adjustments	(0.05)	(0.05)	(0.27)	(0.19)

Adjusted Diluted EPS (8)	$0.29	$0.16	$0.59	$0.43

(1)	Effective as of September 30, 2020, we revised the definition of Adjusted Net Income to remove depreciation expense. The prior periods have been recast to reflect the change.
(2)

Business transformation costs reflect consulting and other costs related to repositioning of our brands of $0.3 million and $4.3 million for fourth quarter 2019 and for fiscal year 2019, respectively, compensation costs related to the transformation of the senior management team of $0.2 million, $0.4 million, $0.4 million, $2.3 million for fourth quarters 2020 and 2019, and for fiscal years 2020 and 2019, respectively, costs related to the relocation of our corporate headquarters of $0.2 million and $2.0 million for fourth quarter 2019 and for fiscal year 2019, respectively, start-up costs of our new recycling facility of $2.4 million and $5.3 million for fourth quarter 2019 and for fiscal year 2019, respectively, and other integration-related costs of $0.7 million and $2.7 million for fourth quarter 2019 and for the fiscal year 2019, respectively.

(3)

Acquisition costs reflect costs directly related to completed acquisitions of $0.1 million and $0.5 million, $0.9 million and $4.1 million for fourth quarters 2020 and 2019, and for fiscal years 2020 and 2019, respectively and inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition of $0.7 million for fiscal year 2020.

(4)	Initial public offering costs includes $1.4 million in fees related to the Secondary offering of our Class A common stock completed in fiscal year 2020.
(5)

Other costs reflect costs for legal expenses of $0.5 million, $0.2 million, $0.9 million and $0.9 million for fourth quarters 2020 and 2019, and for fiscal years 2020 and 2019, respectively, reduction in workforce costs of $0.4 million for fiscal year 2020, income from an insurance recovery of legal loss of $7.7 million for fiscal year 2019, and costs related to an incentive plan associated with the initial public offering of $0.6 million and $2.9 million for fourth quarter 2020 and for fiscal year 2020, respectively.

(6)

Capital structure transaction costs include loss on extinguishment of debt of $0.1 million for 2025 Senior Notes for fourth quarter 2020 and $1.9 million for the 2021 Senior Notes and $35.7 million for the 2025 Senior Notes for fiscal year 2020.

(7)

Tax impact of adjustments is based on applying a combined U.S. federal and state statutory tax rate of 24.5%, 24.0%, 24.5% and 24.0% for fourth quarters 2020 and 2019, and for fiscal years 2020 and 2019, respectively.

(8)

Weighted average common shares outstanding used in computing diluted net income (loss) per common share is 154,812,555 shares for fourth quarter 2020, 108,162,741 shares for fourth quarter 2019, 122,128,515 shares for fiscal year 2020, and 108,162,741 shares for fiscal year 2019.

Net Leverage Reconciliation

(In thousands)	Year Ended September 30, 2020
Net income (loss)	$(122,233)
Interest expense	71,179
Depreciation and amortization	99,781
Tax expense (benefit)	(8,278)
Stock-based compensation costs	120,517
Asset impairment costs	—
Business transformation costs	594
Acquisition costs	1,596
Initial public offering and Secondary offering costs	8,616
Other costs	4,154
Capital structure transaction costs	37,587

Total adjustments	335,746

Adjusted EBITDA	$213,513

Long-term debt — less current portion	$462,982
Unamortized deferred financing fees	4,165
Unamortized original issue discount	507

Gross debt	$467,654
Cash and cash equivalents	(215,012)

Net debt	$252,642
Net Leverage	1.2x

Outlook

We have not reconciled Adjusted EBITDA guidance to its most comparable GAAP measure as a result of the uncertainty regarding, and the potential variability of, reconciling items such as the variability in the provision for income taxes, the estimates for warranty and rebate accruals and timing of the gain or loss on disposal of property, plant and equipment. Such reconciling items that impact Adjusted EBITDA have not occurred, are outside of our control or cannot be reasonably predicted. Accordingly, a reconciliation of Adjusted EBITDA to its most comparable GAAP measure is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA guidance and future GAAP results.

Investor Relations Contact:

Solebury Trout

312-809-1093

ir@azekco.com

Media Contact:

Lisa Wolford

917-846-0881

lwolford@soleburytrout.com

Source: The AZEK Company Inc.